HUMANA INC.
INCENTIVE STOCK OPTION AGREEMENT
AND AGREEMENT NOT TO COMPETE OR SOLICIT
UNDER THE AMENDED AND RESTATED STOCK INCENTIVE PLAN

THIS AGREEMENT (“Agreement”) made as of <award_date> (the “Date of Grant”) by and between HUMANA INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Company"), and <first_name> <middle_name> <last_name>, an employee of the Company (hereinafter referred to as "Optionee").
    WITNESSETH
WHEREAS, the Amended and Restated Humana Inc. Stock Incentive Plan (the "Plan"), was approved by the Company’s Board of Directors and stockholders; and
WHEREAS, the Company desires to grant to Optionee an option to purchase shares of common stock of the Company in accordance with the Plan;
NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, and other good and valuable consideration, the Company and Optionee agree as follows:
I.    OPTION GRANT
A.    Grant of Option. The Company hereby grants to Optionee, as a matter of separate inducement and agreement and not in lieu of salary or other compensation for services, an Incentive Stock Option to purchase <shares_awarded> shares of the $.16-2/3 par value common stock of the Company ("Common Stock") at the purchase price of $<award_price> per share (the "Option") exercisable on the terms and conditions set forth herein.
    B.    Term. The term of the Option shall commence upon the Date of Grant, and shall expire on <expire_Date> (the “Expiration Date”).
    C.    Vesting of Option. Except as otherwise set forth herein, the Option shall be exercisable by Optionee or his/her personal representative on and after the first anniversary of the Date of Grant in cumulative annual installments of one-third of the number of Shares covered hereby.
D.    Effect of Termination of Employment on Option. If the employment of Optionee by the Company is terminated for Cause, all the rights of Optionee under this Agreement, whether or not exercisable, shall terminate immediately. If the employment of Optionee is terminated for any reason other than for Cause, the Option shall vest and remain exercisable in accordance with Sections 12 and 13 of the Plan, but in no event beyond the Expiration Date.
E.    Exercise of Option.
1.     The Option shall be exercisable only by written notice to the Secretary of the Company at the Company's principal executive offices, or through the online procedure to such broker-dealer as designated by the Company, Optionee or his/her legal representative as herein provided. Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed, or authorized electronically, by Optionee or his/her legal representative, as applicable.
2.     The purchase price shall be paid as follows: (i) In full in cash upon the exercise of the Option; (ii) By tendering to the Company Shares owned by Optionee prior to the date of exercise and having an aggregate Fair Market Value equal to the cash exercise price applicable to the Option; or (iii) A combination of I(E)(2)(i) and I(E)(2)(ii) above.

3.     Federal, state and local income and employment taxes and other amounts as may be required by law to be collected by the Company (“Withholding Taxes”) in connection with the exercise of the Option shall be paid pursuant to the Plan by Optionee prior to the delivery of any Common Stock under this Agreement. The Company shall, at Optionee’s election, withhold delivery of a number of Shares with a Fair Market Value as of the exercise date equal to the Withholding Taxes in satisfaction of Optionee’s obligations hereunder.
II.    AGREEMENT NOT TO COMPETE AND AGREEMENT NOT TO SOLICIT.
Optionee agrees and understands that the Company’s business is a profit-generating business operating in a highly competitive business environment and that the Company has a legitimate business interest in, among other things, its confidential information and trade secrets (including as protected in other agreements and policies between the Company and Optionee) that it is providing Optionee, and in the significant time, money, training, team building and other efforts it expends to develop Optionee’s skills to assist in performing Optionee’s duties for the Company, including with respect to establishing, developing and maintaining the goodwill and business relationships with Protected Relationships (defined below) and employees, each of which Optionee agrees are valuable assets of the Company to which it has devoted substantial resources. Optionee acknowledges that the grant Optionee is receiving under the Plan is a meaningful way that the Company entrusts Optionee with its goodwill and aligns Optionee with the Company objective of increasing the value of the Company’s business. Accordingly, Optionee acknowledges the importance of protecting the value of the Company’s business through, among other things, covenants to restrict Optionee from engaging in activities that would adversely affect the value of the Company and its goodwill.
A.    Agreement Not to Compete.
1.     Optionee agrees that during the Restricted Period (defined below) and within the Restricted Geographic Area (defined below), Optionee will not, directly or indirectly, perform or engage in Competitive Product or Services (defined below) with a Competitor (defined below). Optionee may not accept employment with a Competitor (defined below) unless the Competitor’s business is diversified and the Company receives Written Assurances from the Competitor and Optionee that are satisfactory to the Company that Optionee, during the Restricted Period, will not work on or provide Competitive Products or Services or otherwise use or disclose the Company’s confidential information or trade secrets.
2.     For Section II(A), such “Written Assurances” must contain a written statement detailing the identity of the Competitor and the nature of the services that Optionee will provide to the Competitor with sufficient detail to allow the Company to independently assess whether Optionee is or will be in violation of the Agreement. The Company must also receive such “Written Assurances” at least ten business days before Optionee commences employment for the Competitor. Such “Written Assurances” shall be delivered to the Company’s Chief Human Resource Officer or his/her authorized delegate.
3.     Nothing in this Agreement is intended to prevent Optionee from investing Optionee’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Optionee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.

    B.     Agreement Not to Solicit Protected Relationships. During the Restricted Period (defined below) and in connection with a Competitive Product or Service (defined below), Optionee shall not, individually or jointly with others, directly or indirectly, or by assisting others, (1) Solicit (defined below) any Protected Relationships (defined below); or (2) Solicit any Protected Relationships to terminate a relationship with the Company, its subsidiaries, and/or its affiliates, reduce the volume of their business dealings with the Company, its subsidiaries, and/or its affiliates, or to otherwise cease to accept services or products from the Company, its subsidiaries, and/or its affiliates.
    C.    Agreement Not to Solicit Employees. During the Restricted Period, Optionee shall not, individually or jointly with others, directly or indirectly, or by assisting others, (1) Solicit any employees or former employees of the Company, its subsidiaries, and/or its affiliates with whom Optionee worked, had business contact, or about which Optionee gained non-public or confidential information (“Employees or Former Employees”); (2) contact or communicate with Employees or Former Employees for the purpose of Soliciting them to terminate their employment or find employment or work with another person or entity; (3) provide, share, or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (4) provide, share, or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons to work for, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (5) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former Employees” shall refer to employees who are not employed by the Company, its subsidiaries, and/or its affiliates at the time of the attempted recruiting or hiring, but were employed by, or working for the Company, its subsidiaries, and/or its affiliates in the three months prior to the time of the attempted recruiting or hiring and/or interference.
D.     Effect of a Change in Control Termination on Agreements Not to Compete and Not to Solicit.
1.     In the event of a Change in Control Termination, the prohibitions on Optionee set forth in Section II(A) shall remain in full force and effect only if the acquirer or successor to the Company following the Change in Control shall, solely at its option, pay, within thirty (30) days following the Last Day (with the Company or its successor), to Optionee the Non-Compete Payment. Notwithstanding any previous agreement between Optionee and the Company relating to the prohibitions on Optionee set forth in Section II(A), the “Non-Compete Payment” shall be an amount at least equal to Optionee’s then current annual base salary. Such amount shall be in addition to any other amounts paid or payable to Optionee with respect to other severance plans or policies maintained by the Company. For the avoidance of doubt, the provisions of this Section II(D) shall supersede any agreement between Optionee and the Company relating to the prohibitions on Optionee set forth in Section II(A), with the exception of any similar agreement contained in (i) any employment agreement between Optionee and the Company, (ii) any agreement between Optionee and the Company not related to the employment of Optionee by the Company, (iii) any severance plan or policy of the Company and (iv) any change in control severance plan or policy of the Company.
2.    In the event of a Change in Control Termination, the prohibitions on Optionee set forth in Sections II(B) and II(C) shall remain in full force and effect.

E.     Violation of Restrictive Covenants. This subsection sets forth the circumstances under which Optionee shall forfeit all or a portion of any vested or unvested Options held by Optionee without payment and/or be required to repay or otherwise reimburse the Company for the gain or value realized in respect of all or a portion of any exercised Options.
1.     If Optionee violates any provisions of Section II of this Agreement (a “Forfeiture Event”), Optionee shall immediately forfeit as of the date that the violation first occurs all unexercised Options described above in Section I(A) (whether vested or unvested) without payment. This provision does not alter the circumstances for forfeiture of unexercised Options as described in Section I(D) of this Agreement.
2.    If Optionee has exercised any of the Options prior to the Forfeiture Event, then for any Option that has been exercised during the 12 month period prior to the Forfeiture Event or at any time after the Forfeiture event, Optionee shall be required to repay or otherwise reimburse the Company, immediately upon demand, an amount in Cash or Humana Inc. common stock equal to the amount described below.
To the extent that (i) any Shares related to exercised Options have been sold or transferred, the amount shall be the aggregate gross proceeds realized by Optionee from such sale or transfer of the net Shares acquired after payment of the exercise price and any applicable taxes (the “Net Shares”) (or, in the case of any disposition or transfer of the Net Shares for less than the Fair Market Value of such Net Shares, Optionee will repay or reimburse to the Company an amount equal to the Fair Market Value of such Net Shares) or (ii) if the Net Shares have not been sold at the time Company demand is made, the amount shall be the aggregate Fair Market Value of the Net Shares on the date the Options were exercised.
3.    The relief provided in this Section II(F) of the Agreement does not constitute the Company’s exclusive remedy for the Optionee’s violation of any of the provisions of Section II of the Agreement. As any forfeiture and repayment provisions are not adequate remedies at law, including because they do not repair the irreparable harm the Company will suffer from Optionee’s breaches of this Agreement, the Company may seek any additional legal or equitable remedy, including injunctive relief, for such violations. The provisions in this section are essential economic conditions to the Company’s grant of Options. By receiving the Options, Optionee agrees upon Optionee’s violation of Section II of this Agreement that the Company may, subject to applicable state law, deduct from any amounts the Company owes Optionee following the Last Day any amounts Optionee owes the Company under Section II(F).
4.    The provisions under this Section II(F) of the Agreement and any amounts repayable by Optionee hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.
5.    In addition, if Optionee realizes any amounts in excess of what he or she should have received under the terms of any Options for any reason due to mistake in calculations or other administrative error, then Optionee shall be required to repay or reimburse any such excess amounts to the Company within thirty (30) days following the Company’s written demand for repayment.
F.    Governing Law. Notwithstanding any other provision herein to the contrary, the provisions of this Section II of the Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of

Kentucky without regard to its conflicts or choice of laws rules or principles that might otherwise refer construction or interpretation of this Section II to the substantive law of another jurisdiction.
    G.    Injunctive Relief; Invalidity of Any Provision. Optionee acknowledges that (1) his or her services to the Company, its subsidiaries, and/or its affiliates are of a special, unique and extraordinary character, (2) his or her position with the Company, its subsidiaries, and/or its affiliates will place him or her in a position of confidence and trust with respect to the operations of the Company, its subsidiaries, and/or its affiliates, (3) he or she will benefit from continued employment with the Company, its subsidiaries, and/or its affiliates, (4) the nature and periods of restrictions imposed by the covenants contained in this Section II are fair, reasonable and necessary to protect the Company, its subsidiaries, and/or its affiliates, (5) the Company, its subsidiaries, and/or its affiliates would sustain immediate and irreparable loss and damage from Optionee’s wrongful use or disclosure of the Company, its subsidiaries, and/or its affiliates’ confidential information or trade secrets and from Optionee’s unfair competition or wrongful Solicitation of Protected Relationships, including with respect to the impairment of the Company’s, its subsidiaries’, and/or its affiliates’ goodwill in its Protected Relationships, and (6) for the same reason, the Company’s remedy at law (including under any forfeiture under Section II(F) above) for any such breach will be inadequate. Accordingly, Optionee agrees and consents that the Company, in addition to the recovery of damages and all other remedies available to it, at law or in equity, shall be entitled to seek temporary, preliminary, and permanent injunctions to prevent and/or halt a breach or threatened breach by Optionee of any covenant contained in Section II hereof. If any part or provision of this Section II is determined by a court of competent jurisdiction to be invalid in whole or in part, it shall be deemed to have been amended (and the court is authorized to amend), whether as to time, area covered or otherwise, as and to the extent required for its validity under applicable law, and as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.
H.    Notice of Agreement. Optionee agrees that, during the Restricted Period, Optionee will tell any prospective new employer, partner, in a business venture, investors and/or any entity seeking to engage Optionee’s services, prior to accepting employment, engagement as a consultant or contractor, or engaging in a business venture that this Agreement exists, and further, Optionee agrees to provide a true and correct copy of this Agreement to any such individual or entity prior to accepting any such employment or entering into any such employment or business venture.
I.    Tolling. In the event Optionee violates one of the time-limited restrictions in Section II of this Agreement, the Company reserves the right to request as a form or equitable relief, and Optionee will not object, that a court of competent jurisdiction extend the time period for such violated restriction by one day for each day Optionee violated the restriction, up to the maximum extension equal to the length of the original period of the time-limited restrictions in Section II of this Agreement.
III.    MISCELLANEOUS PROVISIONS
A.    Binding Effect & Adjustment.    This Agreement shall be binding and conclusive upon each successor and assign of the Company. Optionee’s obligations hereunder shall not be assignable to any other person or entity. It is the intent of the parties to this Agreement that the benefits of any appreciation of the underlying Common Stock during the term of the Award shall be preserved in any event, including but not limited to a recapitalization, merger, consolidation, reorganization, stock dividend, stock split, reverse stock split, spin-off or similar transaction, or other change in corporate structure affecting the Shares, as more fully described in Sections 4.6 and 11 of the Plan. All obligations imposed upon Optionee and all rights granted to Optionee and to the Company shall be binding upon Optionee's heirs and legal representatives.
B.    Amendment. This Agreement may only be amended by a writing executed by each of the parties hereto.
C.    Governing Law. Except as to matters of federal law and the provisions of Section II hereof, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules. This Agreement shall also be governed by, and construed in accordance with, the terms of the Plan.
D.    Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Kentucky, County of Jefferson, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Kentucky, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
E.    No Employment Agreement. Nothing herein confers on Optionee any rights with respect to the continuance of employment or other service with the Company, nor will it interfere with any right the Company would otherwise have to terminate or modify the terms of Optionee's employment or other service at any time.
F.    Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable in any relevant jurisdiction, or would disqualify this Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Agreement shall remain in full force and effect. Any provision in this Agreement determined by competent authority to be in conflict with 422 of the Internal Revenue Code of 1986, as amended, or its successor, in regard to qualifying this Option as an incentive stock option shall be ineffective ab initio to the extent of such conflict.
G.    Assignment. The Option granted under this Agreement to Optionee may not be assigned, transferred, pledged, alienated or hypothecated in any manner during Optionee's lifetime, but shall be solely and exclusively the right of Optionee to exercise during his/her lifetime. Should Optionee attempt to assign, transfer, pledge, alienate or hypothecate the Option or any rights hereunder in any manner whatsoever, such action shall constitute a breach of the covenants hereunder and the Company may terminate the Option as to any then unexercised shares.
H.    Defined Terms.
    1.     Any term used herein and not otherwise defined herein shall have the same meaning as in the Plan. Any conflict between this Agreement and the Plan will be resolved in favor of the Plan. Any disputes or questions of right or obligation which shall result from or relate to any interpretation of this Agreement shall be determined by the Committee. Any such determination shall be binding and conclusive upon Optionee and any person or persons claiming through Optionee as to any rights hereunder.

    2.     For the purposes of this Agreement, the following terms shall have the following meaning:
(i)    “Change in Control Termination” means, in the event the Option is assumed, converted, continued or substituted in connection with a Change in Control in accordance with Section 11.1 of the Plan, if the employment of Optionee is terminated within two (2) years following the Change in Control (a) by the Company or its acquirer or successor for any reason other than Cause or (b) by Optionee with Good Reason.
(ii)     “Competitive Product or Service” means any product, process, system or service (in existence or under development) of any person or organization other than the Company that is the same as, similar to, or competes with, a product, process, system or service (in existence or under development) upon which Optionee worked or for which Optionee had direct or indirect responsibilities, or had confidential information about at the Company during the twenty-four (24) months prior to the Optionee’s Last Day (as defined below).
(iii)     “Competitor” means Optionee or any other person or organization, other than the Company or any of its subsidiaries, engaged in, or about to become engaged in, research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.
(iv)    “Last Day” means Optionee’s last day of employment with the Company, its subsidiaries, and/or its affiliates (or immediate successor) regardless of the reason for Optionee’s separation.
(v)    “Protected Relationship” means, but is not necessarily limited to, vendors, healthcare providers, hospitals, hospital systems, lobbyists, long-term care facilities, state Medicaid agencies, pharmaceutical manufacturers, policyholders, agents, brokers, dealers, distributers, customers, and/or sources of supply or customers with whom, within twenty-four (24) months prior to the Last Day, Optionee, directly or indirectly (e.g., through employees whom Optionee supervised) had material business contact and/or about whom Optionee obtained confidential information and trade secrets.
(vi)    “Restricted Geographic Area” means the territory (i.e.: (i) state(s), (ii) county(ies), or (iii) city(ies)) in which, during the twenty-four (24) months prior to the Last Day, Optionee provided material services on behalf of the Company (or in which Optionee supervised directly, indirectly, in whole or in part, the servicing activities).
(vii)    “Restricted Period” means the period of Optionee’s employment with the Company, its subsidiaries’, and/or its affiliates’ and a period of twelve (12) months after the Last Day. Optionee recognizes that the durational term is reasonably and narrowly tailored to the Company’s, its subsidiaries’, and/or its affiliates’ legitimate business interest and need for protection with each position.
(viii)    “Solicit” means to hire, entice, encourage, persuade, recruit, or solicit, or attempt to hire, entice, encourage, persuade, recruit, or solicit, either directly by Optionee or indirectly through another individual.
I.    Execution. If Optionee shall fail to execute this Agreement, either manually with a paper document, or through the online grant agreement procedure with the Company’s designated broker–dealer, and, if manually executed, return the executed original to the Secretary of the Company, the Award shall be null and void. The choice of form will be at the Company’s discretion.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has executed this Agreement, each as of the day first above written.

"Company"

ATTEST:                        HUMANA INC.

BY:                            BY:
JOSEPH C. VENTURA        BRUCE D. BROUSSARD
Chief Legal Officer President & Chief Executive Officer

                        “Optionee”

<first_name> <middle_name> <last_name>